UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13948	62-1612879
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia		30022
(Address of principal executive offices)		(Zip Code)

1-800-514-0186

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act. (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act. (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act. (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act. (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	SWM	New York Stock Exchange

☐  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On January 27, 2021, Schweitzer-Mauduit International, Inc. (the “Company”), issued an announcement (the “Rule 2.7 Announcement”) pursuant to Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers (the “Code”) disclosing the terms of a recommended cash offer by AMS Holdco 2 Limited (“SWM Bidco”), an indirectly wholly-owned subsidiary of the Company, to acquire the entire issued and to be issued ordinary share capital of Scapa Group plc, a company incorporated in England and Wales (“Scapa”) and listed on the AIM market of the London Stock Exchange (the “Offer”).

Rule 2.7 Announcement

Under the terms of the Offer, Scapa shareholders will receive £2.10 in cash for each ordinary share of Scapa (together, the “Scapa Shares”), which values the entire issued and to be issued ordinary share capital of Scapa at approximately £402.9 million (or approximately $551.9 based on an exchange rate of US$1.37:£1). The Offer is intended to be effected by means of a scheme of arrangement (the “Scheme”) under Part 26 of the United Kingdom Companies Act 2006, as amended (the “Companies Act”). SWM Bidco reserves the right to elect (with the consent of the U.K. Panel on Takeovers and Mergers (the “Panel”) and subject to the terms of the Co-operation Agreement described below) to implement the Offer by way of a Takeover Offer (as such term is defined in Part 28 of the Companies Act) as an alternative to the Scheme.

The Offer will be subject to conditions and certain further terms, including, among others, (i) the Scheme becoming effective no later than 11:59 p.m. (London time) on July 27, 2021 or such later date as agreed by the parties (the “Long Stop Date”), (ii) the approval of the Scheme by a majority in number of Scapa shareholders present and voting (and entitled to vote), either in person or by proxy, at a general meeting of Scapa shareholders (including any adjournment, postponement or reconvention thereof) (the “General Meeting”) representing at least 75% in value of the Scapa Shares voted by such shareholders; (iii) the passing of the special resolution or resolutions to be proposed by Scapa at the General Meeting in connection with, among other things, the amendment of the articles of association of Scapa and such other matters as may be necessary to implement the Scheme; (iv) the sanction of the Scheme by the High Court of Justice in England and Wales; and (v) the receipt of certain merger control and regulatory approvals or the lapse of relevant periods or notifications thereunder. The conditions to the Offer are set out in full in the Rule 2.7 Announcement. Subject to the satisfaction or waiver of all relevant conditions, it is expected that the Scheme will become effective during the second quarter of 2021.

Irrevocable Undertakings and Letters of Intent

On the date of the Rule 2.7 Announcement and as provided for therein, each member of the board of directors of Scapa (the “Scapa Directors”) delivered to SWM Bidco a deed of irrevocable undertaking (collectively, the “Director Undertakings”) to vote in favor of the Scheme and in favor of the resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept, or procure the acceptance of, the Takeover Offer). The Director Undertakings represent, in aggregate, 1,245,656 Scapa Shares, being approximately 0.66% of the issued ordinary share capital of Scapa (as of January 26, 2021).

In addition, SWM Bidco has received non-binding letters of intent to vote in favor of the Scheme and in favor of the resolutions to be proposed at the General Meeting (or, in the event that the Offer is implemented by way of a Takeover Offer, to accept, or procure the acceptance of, the Takeover Offer) from certain institutional shareholders in respect of 30,028,925 Scapa Shares, representing approximately 15.99% of the issued ordinary share capital of Scapa (as of January 26, 2021).

Co-operation Agreement

In connection with the Offer, on January 27, 2021, SWM Bidco and Scapa entered into a Co-operation Agreement (the “Co-operation Agreement”). Pursuant to the Co-operation Agreement, among other things, Scapa has agreed to cooperate with SWM Bidco to assist with the obtaining of regulatory clearances and the making of all filings as may be necessary, from or under the law, regulations or practices applied by any applicable regulatory authority in connection with the Offer, and SWM Bidco has agreed to provide Scapa with certain information and to otherwise assist with the preparation of the Scheme documentation. The Co-operation Agreement also includes certain arrangements relating to certain of Scapa’s compensation share plans.

The Co-operation Agreement may be terminated in certain circumstances, including:

i.	if the Offer is withdrawn or lapses in accordance with its terms;

ii.	at SWM Bidco’s election if (A) prior to the Long Stop Date any condition to the Offer becomes incapable of satisfaction; (B) the Scapa Directors withdraw, or adversely modify or qualify, their recommendation of the Offer; (C) the Scapa Directors recommend a competing proposal or one is effected; (D) Scapa announces an intention not to convene the meetings of shareholders required, including the General Meeting, or not to publish the Scheme documentation; or (E) a condition to the Offer that is not capable of being waived (or is not in fact waived) is invoked by SWM Bidco with the permission of the Panel prior to the Long Stop Date;

iii.	unless otherwise agreed by SWM Bidco and Scapa, if the Scheme does not become effective in accordance with its terms by the Long Stop Date; or

iv.	otherwise as agreed in writing between SWM Bidco and Scapa.

Further information relating to the Co-operation Agreement is contained in the Rule 2.7 Announcement.

Financing Documents

On January 27, 2021, the Company entered into a backstop credit agreement (the “Backstop Credit Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which, subject ot the conditions set forth therein, JPMorgan agreed to provide a $1,045.5 million term loan and revolving credit facility for the benefit of the Company and certain of its subsidiaries. The proceeds of the commitments provided under the Backstop Credit Agreement will be used, among other things, to finance the cash consideration payable to Scapa shareholders pursuant to the Offer and expenses payable in connection with the Offer (including debt refinancing costs) (together the “Offer Costs”). Borrowings under the Backstop Credit Agreement will be subject to customary “certain funds” provisions consistent with the Code. Such provisions apply until the date that is the earlier of (i) the Long Stop Date; or (ii) the date on which the scheme or offer under the Code with respect to the Offer has lapsed or been terminated or withdrawn.

The Company intends to replace the Backstop Credit Agreement by seeking to obtain the consent of its existing lenders to amend and restate the Company’s existing syndicated term loan and revolving credit facilities under the Company’s $700,000,000 credit agreement, dated as of September 25, 2018 (the “Existing Credit Agreement”), by and among the Company, certain of its subsidiaries and the lenders party thereto, to add a new Term Loan B facility (which will be utilized, together, in part, with the existing facilities thereunder, to finance the Offer Costs) and to effect certain other changes thereto in connection with the Offer. The new Term Loan B facility shall be underwritten at issuance by JPMorgan Chase Bank, N.A.

Other than with respect to certain economic terms described in the Backstop Credit Agreement and the backstop fee and syndication letter entered into in connection therewith (together the “Backstop Documents”), the terms of the Backstop Credit Agreement shall be no less favorable to the Company than the terms in the Existing Credit Agreement. The terms of the Existing Credit Agreement are more fully described in the Company’ Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 25, 2018.

The Company will pay certain customary fees and expenses as described in the Backstop Credit Agreement.

The foregoing summaries of the Rule 2.7 Announcement, the Co-operation Agreement, the Director Undertakings and the Backstop Credit Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the text of the Rule 2.7 Announcement, the Co-operation Agreement, the form of Director Undertakings and the Backstop Credit Agreement, which are attached hereto as Exhibits 2.1, 2.2, 10.1 and 10.2, respectively, each of which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 27, 2021, the Company entered into the Backstop Credit Agreement as described under Item 1.01 above. The description of the Backstop Credit Agreement and the full text of the Backstop Credit Agreement, which is attached as Exhibit 10.2 hereto, are incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On January 27, 2021, the Company issued a press release announcing the terms of the Offer and provided supplemental information regarding the Offer in a presentation to analysts and investors. The press release and the investor presentation are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Rule 2.7 Announcement dated January 27, 2021.
2.2	Co-operation Agreement, dated January 27, 2021, between AMS Holdco 2 Limited and Scapa Group plc.*
10.1	Form of Director Deed of Irrevocable Undertaking.*
10.2	Backstop Credit Agreement, dated as of January 27, 2021, among Schweitzer-Mauduit International, Inc., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., as bookrunner and lead arranger.*
99.1	Press Release issued by Schweitzer-Mauduit International, Inc., dated January 27, 2021.
99.2	Investor presentation, dated January 27, 2021.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

*Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules or exhibits upon request of the SEC.

FURTHER INFORMATION

This Current Report on Form 8-K (this “Current Report”) is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise nor will there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable laws. The Offer will be implemented solely pursuant to the terms of the Scheme Document, which will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Offer. Any decision in respect of, or other response to, the Offer should be made only on the basis of the information contained in the Scheme Document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Schweitzer-Mauduit International, Inc.

	By:	/s/ Andrew Wamser
Andrew Wamser
Executive Vice President and Chief Financial Officer

Dated: January 27, 2021